Exhibit 10.14

MANAGEMENT UNIT SUBSCRIPTION AGREEMENT

(Class A-2 Units, Class B Units and Class C Units)

THIS MANAGEMENT UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) by and between Sky Acquisition LLC, a Delaware limited liability company (the “Company”), and the individual named on the Executive Master Signature Page hereto (“Executive”) is made as of the date set forth on such Executive Master Signature Page.

WHEREAS, on the terms and subject to the conditions hereof, Executive desires to subscribe for and acquire from the Company, and the Company desires to issue and provide to Executive, the Company’s Class A-2 Units, Class B Units and Class C Units (the “Units”), in each case in the amount set forth on Executive’s Master Signature Page, as hereinafter set forth; and

WHEREAS, this Agreement is one of several agreements being entered into by the Company or its Subsidiaries with certain persons who are or will be key employees or advisors of the Company or one or more Affiliates (collectively with Executive, the “Management Investors”) as part of a management equity purchase plan designed to comply with Regulation D or Rule 701, as applicable, promulgated under the Securities Act (as defined below);

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions.

1.1 Affiliate. An “Affiliate” of, or Person “Affiliated” with, a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

1.2 Agreement. The term “Agreement” shall have the meaning set forth in the preface.

1.3 Blackstone. The term “Blackstone” means Blackstone Capital Partners V L.P. and its Affiliates.

1.4 Board. The “Board” shall mean the Company’s Board of Directors.

1.5 Cause. The term “Cause” shall have the meaning assigned such term in Executive’s employment agreement (the “Employment Agreement”) with Apria Healthcare Group Inc. (“Apria”) dated as of the date hereof.

1.6 Change of Control. The term “Change of Control” shall have the meaning set forth in the LLC Agreement.

1.7 Closing. The term “Closing” shall have the meaning set forth in Section 2.2.

1.8 Closing Date. The term “Closing Date” shall have the meaning set forth in Section 2.2.

1.9 Company. The term “Company” shall have the meaning set forth in the preface.

1.10 Constructive Termination. The term “Constructive Termination” shall have the meaning assigned such term in the Employment Agreement.

1.11 Cost. The term “Cost” shall mean the price per Unit paid by Executive, if any, as proportionately adjusted for all subsequent distributions of Units and other recapitalizations and less the amount of any distributions (excluding tax distributions) made with respect to the Units pursuant to the Company’s organizational documents; provided that “Cost” may not be less than zero.

1.12 Disability. The term “Disability” shall have the meaning assigned such term in the Employment Agreement.

1.13 Employee and Employment. The term “employee” shall mean, without any inference as to negate Executive’s status as a member of the Company for all purposes hereunder (subject to the terms hereof) and for federal and other tax purposes, any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Internal Revenue Code of 1986, as amended) of the Company or any of its Subsidiaries, and the term “employment” shall include service as a part- or full-time employee or board member to the Company or any of its Subsidiaries.

1.14 Executive. The term “Executive” shall have the meaning set forth in the preface.

1.15 Executive’s Group. The term “Executive’s Group” shall have the meaning set forth in Section 4.1(a).

1.16 Fair Market Value. The term “Fair Market Value” used in connection with the value of Units shall mean (a) if there is a public market for the equity of the Company or Apria on the applicable date, the value for the Units shall be implied by the average of the high and low closing bid prices of such equity during the last 10 trading days on the stock exchange on which the equity is principally trading or (b) if there is no public market for the equity on such date, the value for the Units shall be determined in good faith by the Board after consultation with Executive and the Chief Executive Officer and Chief Financial Officer of Apria, in either case assuming, for purposes of determining Fair Market Value, application of the distribution and dissolution provisions contained in Sections 4.4 and 5.2(b) of the LLC Agreement; provided, however, if such Fair Market Value determination occurs more than three months removed from the most recent third-party valuation with respect to such equity, the Board shall be required to obtain a current valuation from a nationally recognized third-party valuation firm selected by the Board prior to making such determination of Fair Market Value (unless Executive and the Board can mutually agree on Fair Market Value prior to such determination).

1.17 Financing Default. The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of the Company or its Affiliates from time to time (collectively, the “Financing Agreements”) and any restrictive financial covenants contained in the organizational documents of the Company or its Affiliates.

1.18 LLC Agreement. The term “LLC Agreement” shall have the meaning set forth in the Securityholders Agreement.

1.19 Management Investors. The term “Management Investors” shall have the meaning set forth in the preface.

1.20 Permitted Transferee. The term “Permitted Transferee” means any Person to whom Executive transfers Units in accordance with the Securityholders Agreement (other than the Sponsor and the Company and their respective Affiliates and except for transfers pursuant to a Public Offering).

1.21 Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

1.22 Public Offering. The term “Public Offering” shall have the meaning set forth in the Securityholders Agreement.

1.23 Restrictive Covenant Violation. The term “Restrictive Covenant Violation” shall mean Executive’s breach of any section in Appendix A hereto.

1.24 Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.25 Securityholders Agreement. The term “Securityholders Agreement” shall mean the Securityholders Agreement dated as of November 24, 2008 among the Sponsor, one or more Management Investors and the Company, as it may be amended or supplemented thereafter from time to time.

1.26 Sponsor. The term “Sponsor” means Blackstone.

1.27 Subsidiary. The term “Subsidiary” means any corporation, limited liability company, partnership or other entity with respect to which another specified entity has the power to vote or direct the voting of sufficient securities to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such entity.

1.28 Termination Date. The term “Termination Date” means the date upon which Executive’s employment with the Company and its Subsidiaries is terminated.

1.29 Unvested Units. The term “Unvested Units” means, with respect to Executive’s Class A-2 Units, Class B Units and Class C Units, the number of such Units that are not “Vested Units”.

1.30 Vested Units. The term “Vested Units” shall mean, with respect to an Executive’s Class A-2 Units, Class B Units and Class C Units, the number of such Units that are vested and nonforfeitable, as determined in accordance with Schedule I attached hereto.

2. Subscription for and Grant of Units.

2.1 Grant of Units. Pursuant to the terms and subject to the conditions set forth in this Agreement, Executive hereby subscribes for and agrees to acquire, and the Company hereby agrees to issue and award to Executive on the Closing Date, the number and classes of Units set forth on Executive’s Master Signature Page in exchange for services performed for the Company and its Subsidiaries by Executive. For all purposes under the LLC Agreement, the Class A-2 Units shall be deemed to have made a capital contribution of $1 per such Unit (although no such contribution shall be required).

2.2 The Closing. The closing (the “Closing”) of the grant of Units hereunder shall take place one business day following the date hereof. The date of the Closing shall be the “Closing Date”.

2.3 Section 83(b) Election. Within 10 days after the Closing, Executive shall provide the Company with a copy of a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A to Executive’s Master Signature Page. Executive shall timely (within 30 days of the Closing) file (via certified mail, return receipt requested) such election with the Internal Revenue Service and shall thereafter notify the Company it has made such timely filing. Executive should consult his tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and sale of Units.

2.4 Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to issue, grant to Executive any Units unless (i) Executive is an employee of, or consultant to, the Company or one of its Subsidiaries on the Closing Date; (ii) the representations of Executive contained in Section 3 hereof are true and correct in all material respects as of the Closing Date and (iii) Executive is not in breach of any agreement, obligation or covenant herein required to be performed or observed by Executive on or prior to the Closing Date.

3. Investment Representations and Covenants of Executive and Representations of the Company.

3.1 Units Unregistered. Executive acknowledges and represents that Executive has been advised by the Company that:

(a) the offer and sale of the Units have not been registered under the Securities Act;

(b) the Units must be held indefinitely and Executive must continue to bear the economic risk of the investment in the Units unless the offer and sale of such Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available (or as otherwise provided in the Securityholders Agreement);

(c) there is no established market for the Units and it is not anticipated that there will be any public market for the Units in the foreseeable future;

(d) a restrictive legend in the form set forth below and the legends set forth in Section 7.3(a) and (b) of the Securityholders Agreement shall be placed on the certificates, if any, representing the Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT UNITS SUBSCRIPTION AGREEMENT WITH THE ISSUER, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e) a notation shall be made in the appropriate records of the Company indicating that the Units are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.

3.2 Additional Investment Representations. Executive represents and warrants that:

(a) Executive’s financial situation is such that Executive can afford to bear the economic risk of holding the Units for an indefinite period of time, has adequate means for providing for Executive’s current needs and personal contingencies, and can afford to suffer a complete loss of Executive’s investment in the Units;

(b) Executive’s knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of the investment in the Units;

(c) Executive understands that the Units are a speculative investment which involves a high degree of risk of loss of Executive’s investment therein, there are substantial restrictions on the transferability of the Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Units and, accordingly, it may not be possible for Executive to liquidate Executive’s investment in case of emergency, if at all;

(d) the terms of this Agreement provide that if under certain circumstances Executive ceases to be an employee of the Company or its Subsidiaries, the Company and its Affiliates have the right to repurchase the Units at a price which may, under certain circumstances, be less than the Fair Market Value thereof;

(e) Executive understands and has taken cognizance of all the risk factors related to the purchase of the Units and, other than as set forth in this Agreement, no representations or warranties have been made to Executive or Executive’s representatives concerning the Units or the Company or their prospects or other matters;

(f) Executive has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its Subsidiaries, the Securityholders Agreement, the Company’s organizational documents and the terms and conditions of the purchase of the Units and to obtain any additional information which Executive deems necessary;

(g) all information which Executive has provided to the Company and the Company’s representatives concerning Executive and Executive’s financial position is complete and correct in all material respects as of the date of this Agreement; and

(h) Executive is or is not an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, as indicated on Executive’s Master Signature Page.

3.3 Other Representations. Executive acknowledges that Blackstone and its Affiliates may, from time to time, provide services to the Company and its Affiliates for which a fee will be paid by the Company or its Affiliates, including an annual monitoring/advisory fee.

3.4 Representations and Warranties of the Company.

(a) Organization. The Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has the requisite power and authority to own or lease and operate its assets and carry on its business.

(b) Authorization. The Company has the requisite power and authority to enter into this Agreement, the LLC Agreement, the Employment Agreement and the Securityholders Agreement (together, the “Transaction Documents”). The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company.

(c) Due Issuance and Authorization of Units. The Units being issued pursuant to this Agreement have been duly authorized and upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are legally applicable to membership interests in a Delaware limited liability company).

4. Certain Sales and Forfeitures Upon Termination of Employment; Variations to Securityholders Agreement.

4.1 Put Option.

(a) Prior to the occurrence of the initial Public Offering, if Executive’s employment with the Company and its Subsidiaries terminates due to the death of Executive or is terminated by the Company or any of its Subsidiaries as a result of the Disability of Executive, Executive and Executive’s Permitted Transferees (hereinafter sometimes collectively referred to as the “Executive’s Group”) shall have the right, subject to the provisions of Section 5 hereof, for 180 days following the date that is 210 days after the Termination Date, to sell to the Company (the “Put Right”), and the Company shall be required to purchase (subject to the provisions of Section 5 hereof), on one occasion from each member of Executive’s Group, all (but not less than all) of the number of Vested Units then held by Executive’s Group that equals all Vested Units collectively held by Executive’s Group at a price per Unit equal to the Fair Market Value of such Units (measured as of the date that the relevant election to purchase such Units is delivered (the “Valuation Date”)). In order to exercise its rights with respect to the Vested Units pursuant to this Section 4.1(a), Executive’s Group shall also be required to simultaneously exercise any similar rights it may have with respect to any other units of the Company held by Executive’s Group in accordance with the terms of the agreements pursuant to which such other units were acquired from the Company.

(b) If Executive’s Group desires to exercise the Put Right, the members of Executive’s Group shall send one written notice to the Company setting forth such members’ intention to collectively sell all of their Vested Units pursuant to Section 4.1(a), which notice shall include the signature of each member of Executive’s Group. Subject to the provisions of Section 5.1, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 45th day after the giving of such notice.

4.2 Call Options.

(a) If (1) Executive’s employment with the Company and its Subsidiaries is terminated for any reason (whether by the Company or Executive, or as a result of death or Disability), (2) a Restrictive Covenant Violation occurs or (3) Executive engages in a Competitive Activity (as defined in Section 6 of this Agreement) not constituting a Restrictive Covenant Violation without the consent of the Board, then the Company shall have the right, (x) for 210 days following the relevant event described in clause (1), (2) or (3) (or, in the case of clause (2) or (3) only, the date on which the Board has actual knowledge (or reasonably should have knowledge) thereof) or (y) if applicable, to avoid adverse accounting treatment, the date that is six months and one day after the date on which Executive became vested in the applicable Units, to purchase (the “Call Option”), and each member of Executive’s Group shall be required to sell to the Company, all Units (excluding Class A-2 Units, except as expressly provided in Schedule I) then held by such member of Executive’s Group (it being understood that if Units of any class subject to repurchase hereunder may be repurchased at different prices, the Company may elect to repurchase only the portion of the Units of such class subject to repurchase hereunder at the lower price) at a price per Unit equal to the applicable purchase price determined as follows:

(i) Termination with Cause or Restrictive Covenant Violation. If Executive’s employment with the Company and its Subsidiaries is terminated by the Company or any of its Subsidiaries with Cause (or by Executive at a time when grounds exist for Cause, regardless of any notice, cure or waiting period thereunder) or in the event of a Restrictive Covenant Violation, the purchase price per Unit will be the lesser of (A) Fair Market Value thereof (measured as of the Valuation Date) and (B) Cost;

(ii) Death or Disability; Termination without Cause; Resignation for Constructive Termination. If Executive’s employment with the Company and its Subsidiaries is terminated (w) by the Company or any of its Subsidiaries as a result of the Disability of Executive, (x) due to the death of Executive, (y) by the Company without Cause or (z) by Executive as a result of a Constructive Termination, the purchase price per Unit will be the Fair Market Value thereof (measured as of the Valuation Date);

(iii) Voluntary Resignation. If Executive’s employment with the Company and its Subsidiaries is terminated by Executive (other than as a result of Constructive Termination), the purchase price per Unit will be:

(A) if such termination occurs on or before January 28, 2010, the lesser of (A) Fair Market Value thereof (measured as of the Valuation Date) and (B) Cost; or

(B) if such termination occurs after January 28, 2010, the Fair Market Value thereof; and

(iv) Competitive Activity. In the event Executive engages in a Competitive Activity not constituting a Restrictive Covenant Violation without the consent of the Board, the purchase price per Unit will be the Fair Market Value thereof (measured as of the Valuation Date).

The Call Option in respect of Vested Units (except in respect of any event described in Section 4.2(a)(i) or 4.2(a)(iii)(A)) shall expire upon the occurrence of a Public Offering.

(b) Following the occurrence of any of the events described in Section 4.2(a)(1), (2) or (3), the Company shall have the right, (x) for 210 days following the relevant event described in clause (1), (2) or (3) (or, in the case of clause (2) or (3) only, the date on which the Board has actual knowledge (or reasonably should have knowledge) thereof) or (y) if applicable, to avoid adverse accounting treatment, the date that is six months and one day after the date on which Executive became vested in the Class A-2 Units (including any date that the Board declares such Class A-2 Units to be Vested Units), to exercise the Call Option with respect to Executive’s Class A-2 Units that are Vested Units, and each member of Executive’s Group shall be required to sell to the Company, all Class A-2 Units that are Vested Units then held by such member of Executive’s Group (it being understood that if Units of any class subject to repurchase hereunder may be repurchased at different prices, the Company may elect to repurchase only the portion of the Units of such class subject to repurchase hereunder at the lower price) at a price per Unit equal to the applicable purchase price defined as set forth in Section 4.2(a)(i), (ii) or (iii), provided that the “cost” per Unit for such Class A-2 Units shall be equal to $1.

(c) If Executive’s employment with the Company and its Subsidiaries is terminated for any reason, all Unvested Units (excluding the Class A 2 Units) will be forfeited (or, to the extent a forfeiture is not permissible under applicable law for any reason, the Unvested Units (excluding the Class A 2 Units) shall be subject to the Call Option in Section 4.2(a) with the purchase price per Unvested Unit equal to the lesser of (A) Fair Market Value thereof

(measured as of the Valuation Date) and (B) Cost). All Class A 2 Units issued hereunder shall remain outstanding and shall become Vested Units or be terminated in accordance with Schedule I hereto.

(d) If the Company desires to exercise its Call Option pursuant to this Section 4.2, the Company shall send written notice to each member of Executive’s Group of its intention to purchase Units, specifying the number of Units to be purchased (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of the Call Notice.

(e) Notwithstanding the foregoing, if the Company elects not to exercise its Call Option pursuant to this Section 4.2, the Sponsor may elect to purchase such Units at any time on the same terms and conditions set forth in this Section 4.2 by providing written notice to each member of Executive’s Group of its intention to purchase Units.

4.3 Obligation to Sell Several. If there is more than one member of Executive’s Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.

5. Certain Limitations on the Company’s Obligations to Purchase Units.

5.1 Prohibition of Purchases. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any Units at any time pursuant to Section 4, regardless of whether it has delivered a notice of its election to purchase any such Units, to the extent that the purchase of such Units or the payment to the Company or one of its Subsidiaries of a cash dividend or distribution by a Subsidiary of the Company that is necessary to fund such purchase (together with any other purchases of Units pursuant to Section 4 or pursuant to similar provisions in agreements with other employees of the Company and its Subsidiaries of which the Company has at such time been given or has given notice and together with cash dividends and distributions necessary to fund such other purchases) would result in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property. The Company shall, within fifteen days of learning of any such fact, so notify the members of Executive’s Group that it is not obligated to purchase Units hereunder.

5.2 Payment for Units. If at any time the Company elects or is required to purchase any Units pursuant to Section 4, the Company shall pay the purchase price for the Units it purchases (i) first, by the cancellation of any indebtedness, if any, owing from Executive to the Company or any of its Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of Executive’s Group receiving consideration in such repurchase) and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments, if any, representing the Units so purchased, duly endorsed; provided that if (x) any of the conditions set forth in Section 5.1 exists or (y) such purchase of Units would result in a Financing Default, in each case which prohibits such cash payment (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution) (each a “Cash Payment Restriction”), the portion of the cash payment so prohibited may be made, to the extent such payment is not prohibited, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the senior Financing Agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness); provided that no dividends, distributions or payments shall be made with respect to the Company’s Class A units prior to payment in full of the Junior Subordinated Note (as defined) of the Company of the Company (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable within ten days after the Cash Payment Restriction no longer exists, and bearing interest payable (and compounded to the extent not so paid) as of the last day of each year at the interest rate payable under the senior financing credit facilities of the Company or its Subsidiaries (as applicable) from time to time, and all such accrued and unpaid interest payable on the date of the payment of principal (or, if applicable, the last installment of principal), with payments to be applied in the order of: (A) first to any enforcement costs incurred by Executive or Executive’s Group, (B) second to interest and (C) third to principal. In the event that a Cash Payment Restriction exists as a result of a Financing Default and the Company or its Subsidiaries is refinancing, modifying, reviewing, extending, replacing or refunding the indebtedness that resulted in the Financing Default then the Company shall use commercially reasonable efforts to cause such refinanced, modified, reviewed, extended, replaced or refunded indebtedness not to include any terms that would result in a Financing Default with respect to the payment for the Units as contemplated herein. The Company shall have the right set forth in clause (i) of the first sentence of this Section 5.2 whether or not the member of Executive’s Group selling such Units is an obligor of the Company. The principal of, and accrued interest on, any such Junior Subordinated Note may be prepaid in whole or in part at any time at the option of the Company. To the extent that the Company is prohibited from paying accrued interest, that is required to be paid on any Junior Subordinated Note prior to maturity, due to the existence of any Cash Payment Restriction, such interest shall be cumulated, compounded calendar quarterly, and accrued until and to the extent that such Cash Payment Restriction no longer exists, at which time such accrued interest shall be immediately paid. Notwithstanding any other provision in this Agreement, the Company may elect to pay the purchase price hereunder in shares or other equity securities of one of its direct or indirect Subsidiaries with a fair market value equal to the applicable purchase price, provided that such Subsidiary promptly repurchases such shares or other equity securities for cash equal to the applicable purchase price or a Junior Subordinated Note (if otherwise permissible hereunder) with a principal amount equal to the applicable purchase price.

5.3 Repayment of Proceeds. If a Restrictive Covenant Violation occurs or the Company discovers after a termination of employment that grounds existed for Cause at the time thereof, then Executive shall be required to pay to the Company, within 10 business days’ of the Company’s request to Executive therefor, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Executive received upon the sale or other disposition of, or distributions in respect of, Executive’s Units over (B) the aggregate Cost of such Units.

6. Restrictive Covenant Violation; Competitive Activity.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in his capacity as an investor and equityholder in the Company and its Affiliates, to the provisions of Appendix A to this Agreement. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(b) Executive shall be deemed to have engaged in “Competitive Activity” if Executive engages in any conduct that would be a Restrictive Covenant Violation if it occurred during the relevant periods specified in Appendix A (even if such conduct occurs after the relevant periods). For the avoidance of doubt, any conduct that constitutes Competitive Activity but not a Restrictive Covenant Violation shall not be prohibited hereby.

7. Miscellaneous.

7.1 Transfers. Prior to the transfer of Units to a Permitted Transferee, Executive shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Units transferred to such Person will continue to be Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Units in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

7.2 Recapitalizations, Exchanges, Etc., Affecting Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Units, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units, by reason of any dividend payable in units, issuance of units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

7.3 Executive’s Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any Subsidiary of the Company to employ Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such Subsidiary) from terminating the employment of Executive at any time or for any reason whatsoever, with or without Cause.

7.4 Cooperation. Executive agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

7.5 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Transferee shall derive any rights under this Agreement unless and until such Transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that the Sponsor is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

7.6 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

7.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Company and the members of Executive’s Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the members of Executive’s Group and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

7.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(a) If to the Company:

Sky Acquisition LLC

c/o Apria Healthcare Group Inc.

Apria Healthcare Group Inc.

26220 Enterprise Court

Lake Forest, California 92630

Attention: General Counsel

with a copy (which shall not constitute notice) to:

The Blackstone Group

345 Park Avenue

New York, NY 10154

Attention: Neil P. Simpkins

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Gregory T. Grogan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

7.9 Integration. This Agreement and the documents referred to herein (including referred to on the Executive Master Signature Page) or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

7.10 Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.11 Injunctive Relief. The Company, Executive and Executive’s Permitted Transferees each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company, Executive or Executive’s Permitted Transferees, as the case may be, irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company, Executive or Executive’s Permitted Transferees may seek an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

7.12 Rights Cumulative; Waiver. The rights and remedies of Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

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This Subscription Agreement between the Company and the Executive named on the Executive Master Signature Page hereto is dated and executed as of the date set forth on such Executive Master Signature Page.

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EXECUTIVE MASTER SIGNATURE PAGE

Chris A. Karkenny

(Executive’s Name)

Dated as of: December 19, 2008 (the “Commitment Date”)

A.	The individual named above and signatory hereto (the “Executive”) agrees to be bound by:

(1)	the Amended and Restated Limited Liability Company Agreement of Sky Acquisition LLC, a Delaware limited liability company (the “Company”), in the form attached hereto (the “LLC Agreement”);

(2)	the Management Unit Subscription Agreement (Class A-2 Units and Class B Units), between the Company and the Executive, dated as of the Commitment Date, in the form attached hereto (the “Subscription Agreement”); and

(3)	the Securityholders Agreement, among the Company and the other parties thereto (including the Executive), in the form attached hereto (the “Securityholders Agreement”).

B.	The Executive and the Company agree that the following information is hereby incorporated by reference into the Subscriptions Agreements:

Class of Units	Number of Units		Cash Paid (if any)
Class A-2 Units	500,000		N/A
Class B Units	6,675,287	[1]	N/A
Class C Units	2,225,096	[2]	N/A

C.	The Executive agrees that, upon the request of the Company, Executive shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Company may reasonably request for the purpose of giving effect to the foregoing.

[Remainder of Page Intentionally Blank]

[1]	This number is intended to reflect 0.8625% of the pro-forma capitalization and, as such, may be revised upon the completion of the remaining management equity program.

[2]	This number is intended to reflect 0.2875% of the pro-forma capitalization and, as such, may be revised upon the completion of the remaining management equity program.

Executive:

/s/ Chris A. Karkenny
Name: Chris A. Karkenny

Address:

Executive is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

Agreed and accepted:

SKY ACQUISITION LLC

By:	/s/ Norman C. Payson
Name: Norman C. Payson
Title: Chief Executive Office

SCHEDULE I

Time-Vesting Units

With regard to 66 2/3% of the Class B Units granted hereunder (the “Time-Vesting Units”), the percentage of such Time-Vesting Units that will be Vested Units in respect of a Termination Date occurring:

•	prior to 12 months after October 28, 2008 (the “Vesting Reference Date”), will be 0%

•	on or after 12 months after the Vesting Reference Date, but prior to 15 months after the Vesting Reference Date, will be 25%

•	on or after 15 months after the Vesting Reference Date, but prior to 18 months after the Vesting Reference Date, will be 30%

•	on or after 18 months after the Vesting Reference Date, but prior to 21 months after the Vesting Reference Date, will be 35%

•	on or after 21 months after the Vesting Reference Date, but prior to 24 months after the Vesting Reference Date, will be 40%

•	on or after 24 months after the Vesting Reference Date, but prior to 27 months after the Vesting Reference Date, will be 45%

•	on or after 27 months after the Vesting Reference Date, but prior to 30 months after the Vesting Reference Date, will be 50%

•	on or after 30 months after the Vesting Reference Date, but prior to 33 months after the Vesting Reference Date, will be 55%

•	on or after 33 months after the Vesting Reference Date, but prior to 36 months after the Vesting Reference Date, will be 60%

•	on or after 36 months after the Vesting Reference Date, but prior to 39 months after the Vesting Reference Date, will be 65%

•	on or after 39 months after the Vesting Reference Date, but prior to 42 months after the Vesting Reference Date, will be 70%

•	on or after 42 months after the Vesting Reference Date, but prior to 45 months after the Vesting Reference Date, will be 75%

•	on or after 45 months after the Vesting Reference Date, but prior to 48 months after the Vesting Reference Date, will be 80%

•	on or after 48 months after the Vesting Reference Date, but prior to 51 months after the Vesting Reference Date, will be 85%

•	on or after 51 months after the Vesting Reference Date, but prior to 54 months after the Vesting Reference Date, will be 90%

•	on or after 54 months after the Vesting Reference Date, but prior to 57 months after the Vesting Reference Date, will be 95%

•	on or after 57 months after the Vesting Reference Date, will be 100%

Notwithstanding the foregoing, immediately prior to, and following, the occurrence of a Change of Control that occurs prior to the Termination Date, 100% of the Time-Vesting Units that are Unvested Units shall become Vested Units.

Any Time-Vesting Units that are Unvested Units on a Termination Date shall be immediately forfeited by Executive (or, to the extent a forfeiture is not permissible, such Time-Vesting Units that are Unvested Units shall be subject to the Call Option in Section 4.2(a) with the purchase price per Unvested Unit equal to the lesser of (A) Fair Market Value thereof (measured as of the Valuation Date) and (B) Cost).

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Performance-Vesting Units

1. Any Class B Units granted hereunder that are not Time-Vesting Units and all Class C Units granted hereunder will be “Performance-Vesting Units.” Initially, all Performance-Vesting Units will be Unvested Units.

2. If the Sponsor receives cash proceeds (not subject to any clawback, indemnity or similar contractual obligation) in respect of 25% of its units in the Company equal to at least 200% of its aggregate capital contributions for such units prior to the Termination Date, then all of the Performance-Vesting Units shall become Vested Units.

Any Performance-Vesting Units that are Unvested Units on a Termination Date shall be immediately forfeited by Executive (or, to the extent a forfeiture is not permissible, such Performance-Vesting Units that are Unvested Units shall be subject to the Call Option in Section 4.2(a) with the purchase price per Unvested Unit equal to the lesser of (A) Fair Market Value thereof (measured as of the Valuation Date) and (B) Cost).

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Class A-2 Units

1. Any Class A-2 Units granted hereunder will be Unvested Units.

2. If a Public Offering or Change of Control occurs and the valuation of the Class A-1 Units implied by the relevant transaction exceeds 110% of the Sponsor’s aggregate capital contributions for such units, then all of the Class A-2 Units shall become Vested Units.

Any Class A-2 Units that are Unvested Units on termination of Executive’s employment for any reason will remain outstanding until the occurrence of a Public Offering or Change of Control (unless such Class A-2 Units become Vested Units in such Public Offering or Change of Control). Except as provided in the immediately preceding sentence, any Class A-2 Units that are Unvested Units following a Public Offering or Change of Control shall be immediately (prior to such event) forfeited by Executive (or, to the extent a forfeiture is not permissible, such Class A-2 Units that are Unvested Units shall be subject to the Call Option in Section 4.2(a) with the purchase price per Unvested Unit equal to the lesser of (A) Fair Market Value thereof (measured as of the Valuation Date) and (B) Cost).

Appendix A

Restrictive Covenants

1.	Non-Competition.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) Executive will not, within eighteen months following the termination of Executive’s employment with Company or its subsidiaries (the “Post-Termination Period”) or during the period of Executive’s employment with the Company or its subsidiaries (collectively with the Post-Termination Period, the “Restricted Period”), accept an employment or consulting relationship (or own or have any financial interest in), directly or indirectly, with any entity which derives at least 10% of its revenue from engaging in the business of home respiratory therapy, home infusion therapy, and home medical equipment that is competitive with the Company and its Subsidiaries within the United States (a “Competitive Business”).

(ii) During the Restricted Period, Executive will not initiate or respond to communications with any of the employees of the Company or its subsidiaries who earned annually $50,000 or more as a Company or subsidiary employee during the twelve-month period prior to the termination of such employee’s employment with the Company or subsidiary, for the purpose of soliciting such employee, or facilitating the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity.

(iii) During the Restricted Period, Executive will not influence or attempt to influence customers of the Company or its subsidiaries or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

(iv) During the Restricted Period, Executive will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company or its affiliates, or that is or reasonably would be expected to be damaging to the reputation of the Company or any subsidiary or affiliate of the Company.

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Executive, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Appendix A shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.	Confidentiality.

(a) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed (including via subpoena); provided that Executive shall give prompt Notice to the Company of such requirement of law, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(c) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, that Executive may disclose to any prospective future employer the notice provisions of this Appendix A provided they agree to maintain the confidentiality of such terms.

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(d) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and Executive’s rolodex (or other physical or electronic address book); and (z) fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information not within Executive’s possession or control of which Executive is or becomes aware. Notwithstanding the foregoing, Executive may retain Executive’s rolodex and similar address books. To the extent that Executive is provided with a cell phone number by the Company during employment, the Company shall cooperate with Executive in transferring such cell phone number to Executive’s individual name following termination.

(e) The provisions of Appendix A shall survive the termination of Executive’s employment for any reason.

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